Exhibit 14(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement on Form N-1A of our report dated September 11, 2025 relating to the financial statements and financial highlights of Fidelity Advisor Health Care Fund, appearing on Form N-CSR of Fidelity Advisor Series VII for the year ended July 31, 2025, and to the references to us under the headings “Additional Information About the Funds” and “Experts” in the Proxy Statement and Prospectus, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 11, 2026